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                                                                   Exhibit 10.40

                               AMENDMENT NO. 2 TO
                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment No. 2 is made effective as of October 1, 2004, by and between Mercury Air Group, Inc., a Delaware corporation (hereinafter referred to as "Employer"), and Mr. Joseph A. Czyzyk (hereinafter referred to as "Employee").

      WHEREAS, Employer and Employee entered into that certain Amended and Restated Employment Agreement Dated May 22, 2002 ( as amended by Amendment No. 1 dated August 13, 2002, the "Employment Agreement");

      WHEREAS, the duties of the Employee have increased and the Compensation Committee has determined that Employee's compensation no longer reflect his responsibilities and the current norms and standards prevalent in the industry today; and

      WHEREAS, Employer and Employee wish to amend the Employment Agreement to reflect the wishes of the Compensation Committee of Employer and to amend and restate Paragraph Third: Compensation, section (a) in its entirety to read as follows:

Third: Compensation

      (a) Base Compensation. For all services rendered by Employee to Employer under this Agreement, Employer shall pay Employee a salary of $770,000 per year, payable in semi-monthly installments in accordance with Employer's standard payroll practices. Form time to time, the salary payable to Employee may be increased at the sole discretion of the Compensation Committee of the Board of Directors (the "Compensation Committee"). Employee's annual salary, as from time to time increased by the Compensation Committee, is hereinafter referred to as "Base Compensation."

      All other terms and conditions of the Employment Agreement remain unchanged and in full force and effect.

Mercury Air Group, Inc.

_______________________
Wayne J. Lovett
Executive Vice President
General Counsel & Secretary

_______________________
Joseph A. Czyzyk, Individually